UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 29, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

GMAC Insurance Office Building, Winston-Salem, North Carolina

On September 29, 2004, we purchased a commercial office complex, containing approximately 501,064 of gross leasable square feet. The property is comprised of an 18-story office building, a six-story office building and various parcels of land that are used as surface and deck parking lots. The complex is located at 500 West 5th Street in Winston-Salem, North Carolina.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $60,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $120 per square foot of leasable space.

We purchased this property with our own funds. On September 29, 2004, we obtained financing in the amount of $33,000,000. The loan requires interest only payments at an annual interest rate of 4.61% and matures October 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenant would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, GMAC Insurance, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis over the next ten years.
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
GMAC Insurance	501,064	100	10.31	10/04	09/09
			10.51	10/09	09/10
			10.72	10/10	09/11
			10.93	10/11	09/12
			11.14	10/12	09/13
			11.36	10/13	09/14

For federal income tax purposes, the depreciable basis in this property is approximately $45,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Item 9.01. Financial Statements and Exhibits

  Financial Statements

No financials will be filed for GMAC Insurance Office Building as this property does not require financial statements under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By: /s/ Lori J. Foust

Name: Lori J. Foust
Title: Principal Accounting Officer

Date: September 29, 2004